PGP LP - Security Agreement 2005-10-26

SECURITY AGREEMENT

SECURITY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) dated as of October 27, 2005, between PERSIMMON GROWTH PARTNERS FUND, L.P., a limited partnership organized under the laws of Delaware (the “Borrower”), and ROYAL BANK OF CANADA, a Canadian chartered bank (together with its permitted successors and assigns, the “Lender”).

WHEREAS, pursuant to a Credit Agreement dated as of the date hereof between the Borrower and the Lender (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), the Lender has agreed, subject to the terms and conditions set forth therein, to provide a credit facility to the Borrower for Loans to the Borrower in a maximum aggregate principal amount not exceeding US$10,000,000 at any one time outstanding, with the Borrower’s indebtedness to the Lender in respect of such Loans being evidenced by a Promissory Note dated October 27, 2005 (the “Note”);

WHEREAS, the Borrower has appointed Royal Bank of Canada, acting through its Portfolio Services Group, as custodian for the Borrower (together with its permitted successor and assigns, the “Custodian”) pursuant to a Custody Agreement dated as of September 27, 2005 between Royal Bank of Canada, as the Custodian, and the Borrower (as amended, supplemented or otherwise modified from time to time, the “Custody Agreement”);

WHEREAS, the Lender has agreed to make Loans to the Borrower on the condition that, among other things, the Borrower enter into this Agreement to secure all obligations of the Borrower to the Lender, whenever arising, under the Credit Agreement, the Note, the other Facility Documents or otherwise; and

WHEREAS, the Borrower is willing to enter into this Agreement on the terms and conditions hereinafter provided;

NOW, THEREFORE, for value received, in consideration of the premises, and in order to induce the Lender to make Loans to the Borrower under the Credit Agreement, the Borrower and the Lender agree as follows:

1.             Defined Terms; Agreement Binding on Investment Manager.

1.1           Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Credit Agreement, and the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a)           “Account”, “General Intangible”, “Instrument”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds” and “Supporting Obligation” have the meanings specified in the UCC. Other terms used herein which are defined in the UCC (including “deposit account,” “securities intermediary,” “securities account,” “securities,” “financial assets,” “security entitlement,” and “entitlement order”) shall have the meaning ascribed to such terms in the UCC unless otherwise provided herein or the context otherwise requires.

(b)         “Account List” has the meaning specified in Section 2.

(c)          “Applicable UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time and includes, for purposes hereof, laws other than the Uniform Commercial Code as in effect from time to time in jurisdictions inside or outside the United States that may apply to the attachment, perfection or priority (or terms of similar import in such jurisdictions) of the Lender’s claim to, security interest in, lien on, charge over and pledge of any of the Collateral.

(d)         “Collateral” has the meaning specified in Section 2.

(e)          “Collateral Account” means the one or more custody accounts (including, but not limited to, any securities account(s) or deposit account(s)) established and maintained by the Custodian pursuant to the Custody Agreement, including, but not limited to, the Custody Account, the Deposit Account and (with respect to Cash of the Borrower credited thereto) the Secondary Account, all assets and funds from time to time held in or credited to any such account (or any successor account) and all security entitlements or other rights of the Borrower thereto, and all Proceeds of any of the foregoing held in any such account (or successor account).

(f)          “Control” has the meaning specified in the UCC with respect to investment property and deposit accounts, as the case may be.

(g)         “Control Agreement” means an agreement, in form and substance satisfactory to the Lender, of the Custodian acting as a securities intermediary for the Borrower or any other securities intermediary acting for the Borrower, maintaining any securities accounts and/or deposit accounts for the Borrower, which securities accounts and any securities or other financial assets credited thereto and any security entitlement of the Borrower thereto, and which deposit accounts and/or any funds credited thereto, constitute Collateral hereunder, to comply with entitlement orders and other instructions of the Lender with respect to the Collateral without the further consent of the Borrower, subject to the further terms and conditions provided therein. Notwithstanding anything to the contrary herein or otherwise, any Control Agreement hereunder shall provide for exclusive control by the Lender of the Collateral upon the occurrence of any Default hereunder or any Default or Event of Default under (and as defined in) the Credit Agreement.

(h)         “Default” has the meaning specified in Section 12.

(i)          “Deposit Account” has the meaning specified in the Custody Agreement.

(j)           “Document” means (i) each file, record, ledger sheet and document, whether now owned or hereafter acquired, covering or relating to any of the Collateral, and (ii) any “document” as defined in the UCC in respect of any Collateral.

(k)          “Investee Fund” means any hedge fund, investment partnership or other commingled investment vehicle (regardless of legal form, including but not limited to limited partnerships and limited liability companies) in which the Borrower has an interest from time to time.

(l)           “Investee Fund Interests” means all of the Borrower’s right, title and interest in and to those number of shares, units or other ownership interests (including, but not limited to, all dividends, Cash and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for all or any portion of such shares, units or other ownership interests) in each of the Investee Funds credited to the Collateral Account, and such additional or other interests in the same or other Investee Funds hereafter acquired in accordance herewith which are intended to be credited to the Collateral Account, including, but not limited to, rights under the related subscription agreements and organizational documents (including, but not limited to, limited partnership agreements and limited liability company operating agreements), as amended from time to time, and rights of the Borrower to receive the return of contributions or capital or otherwise to receive distributions of any money or property now or hereafter contributed by the Borrower to such Investee Funds or allocable to the Borrower in respect of such Investee Funds, whether owned by the applicable Investee Fund or owing by the applicable Investee Fund to the Borrower.

(m)         “Notice of Exclusive Control” means a notice of exclusive control referred to in Section 8 below and shall include a Notice of Exclusive Control as defined in any Control Agreement.

(n)          “Property” has the meaning specified in the Custody Agreement.

(o)          “Secondary Account” has the meaning specified in the Custody Agreement.

(p)          “Secured Obligations” has the meaning specified in Section 3.

(q           “Security Interest” has the meaning specified in Section 2.

(r)           “Share Register” means the register, ledger, book or record kept by a corporation, company, limited liability company, partnership, business trust or other entity or issuer which evidences ownership or beneficial interests in and to the issuer or entity and identifies the owners of the shares, units, interests or other evidence of ownership thereof.

(s)          “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

1.2          Agreement Binding on Investment Manager. By its agreement and acknowledgment below, the Investment Manager agrees that, to the extent it may act on behalf of the Borrower with respect to the Collateral hereunder at any time and from time to time, it shall be bound by all provisions hereof and of any Control Agreement, and all obligations of the Borrower hereunder and thereunder, as if it were itself a party hereto and thereto.

2.            Security Interest. The Borrower hereby grants to the Lender a Lien on, charge over and security interest in and right of set-off against (collectively, the Lender’s “Security Interest”), all of the Borrower’s now existing or hereafter acquired or arising rights, title, interests, powers and privileges in and to the following assets, wherever situated (collectively, the “Collateral”):

(a)          the Collateral Account;

(b)          all Investee Fund Interests;

(c)          all Investment Property and other property and assets carried in or credited to the Collateral Account;

(d)          all Documents;

(e)
all Accounts, General Intangibles (including Payment Intangibles), Instruments, Letter-of-Credit Rights and all Supporting Obligations and other property, in each case held in or credited to the Collateral Account;

(f)           the Property; and

(g)          all Proceeds or products of any and all of the foregoing.

The accounts comprising the Collateral Account as of the date hereof are identified on Schedule I hereto, which shall be amended, modified or supplemented to reflect the addition or deletion of accounts hereafter, whenever any such accounts shall be added or closed and, as so revised, shall be delivered to the Lender no less frequently than on the last Business Day of each calendar month. The assets comprising Collateral credited to said accounts shall be described in an account list or statement for each such account, in form and substance satisfactory to the Lender, delivered to the Lender from time to time upon demand and, in any case, without demand on the last Business Day of each calendar month (each such account list as amended, modified or supplemented, an “Account List”). For clarity and the avoidance of doubt, the Borrower shall have satisfied its obligations for delivery of Schedule I and Account Lists hereunder if it shall cause the Custodian timely to deliver such items, upon timely receipt thereof by the Lender. Upon delivery, each Schedule I and Account List so received by the Lender after the date hereof shall be deemed automatically to be incorporated by reference herein and this Agreement shall automatically be amended thereby; provided, however, any failure of the Borrower or the Custodian so to deliver any such Schedule I or Account List shall not impair the Security Interest granted herein; and provided, further, that no such Schedule I or Account List delivered after the date hereof shall be effective to release Collateral from the security interest granted hereunder unless the Lender consents to such release or the disposition of Collateral reflected in such Schedule I or Account List is permitted by this Agreement, but the Security Interest granted hereunder shall extend to each item listed on any such Schedule I or Account List.

3.           The Secured Obligations. The Security Interest in the Collateral shall secure the full and prompt payment and performance when due (whether at stated maturity, by acceleration or otherwise) of (i) the indebtedness of the Borrower to the Lender under the Credit Agreement and the Note, (ii) all other obligations of the Borrower arising under this Agreement and the other Facility Documents, (iii) all other obligations and liabilities, however arising, whether direct or indirect, absolute or contingent, of the Borrower to the Lender or to the Lender’s Affiliates, whether now or hereafter existing and whether for principal, interest (including interest that accrues after any bankruptcy, insolvency or similar proceeding), fees, expenses or otherwise, and (iv) all costs and expenses of administering or maintaining Collateral and of enforcing the Lender’s rights hereunder and under the other Facility Documents (including, but not limited to, all costs incurred by and fees of the Lender and the Custodian in connection with the administration of, custody of and enforcement of remedies with respect to the Collateral and/or in connection with any proceeding commenced by or against the Borrower under the Bankruptcy Code or any other bankruptcy or insolvency laws of any jurisdiction) (collectively, the “Secured Obligations”).

4.           Lender Authorized to Make Filings. The Borrower hereby irrevocably authorizes the Lender (or the Lender’s agent) at any time and from time to time to file in any jurisdiction, as the Lender may determine to be necessary or appropriate to perfect or evidence its Security Interest in the Collateral, any financing statement (including any continuation thereof or amendment thereto) and/or any registration of charge, mortgage or otherwise, including, but not limited to, any filing or registration in a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest or Lien or charge to be made generally available in a filing, recording, or registration system as a condition to or result of a security interest, Lien or charge obtaining priority over the rights of a lien creditor with respect to the Collateral, in any case containing any information required under the Applicable UCC and in each case without the signature of the Borrower to the extent permitted by applicable Law, and the Borrower hereby authorizes the Lender to sign any such financing statement or other instrument in the name of the Borrower to the extent the Borrower is required to sign the same. The Borrower hereby irrevocably ratifies and approves any such filing, registration or recordation in any jurisdiction by the Lender (or the Lender’s agent) that has occurred prior to the date hereof. The Borrower agrees to provide to the Lender (or the Lender’s agent) any and all information required under the Applicable UCC in furtherance hereof.

5.           Dealings with Collateral

(a)          Pursuant to the Custody Agreement and as provided therein, the Borrower shall be the beneficial owner of and have rights comprising the Collateral as provided therein; legal and record title to all assets constituting the Collateral (whenever acquired) shall at all times be held by, and all Investee Fund Interests or other assets issued in registered form constituting Collateral shall at all times be registered in the name or nominee name of, the Custodian or such other name as the Lender may direct, and if any assets constituting Collateral are represented by instruments or are in certificated form, the instruments or certificates representing such assets shall be delivered to the Lender at its office in the State of New York as indicated in Section 19, or otherwise as the Lender may direct, appropriately endorsed or accompanied by duly executed instruments of transfer or undated assignments or stock powers in blank and otherwise in accordance with the instructions of the Lender. Without limiting the foregoing, the Borrower shall cause the Lender’s Security Interest in all assets constituting Collateral at all times to be reflected on the official books and records of the Borrower. All income and other Cash distributions or dividends and any other Proceeds in the form of Cash arising from or relating to any asset constituting Collateral shall be remitted to the Custodian for credit to the Collateral Account and shall be Collateral hereunder; provided that if any Default shall have occurred hereunder or if the Lender shall have so instructed the Custodian in accordance with the terms and conditions of the Control Agreement (including, but not limited to, by delivery of a notice of exclusive control), such Cash distributions, dividends or other Proceeds in the form of Cash may be otherwise paid or credited as the Lender shall direct the Borrower and/or the Custodian. Anything to the contrary notwithstanding, any failure of the Borrower so to remit such funds as provided in the preceding sentence and any failure of the Custodian so to credit such funds so remitted shall not impair the Security Interest of the Lender therein and, to the extent such funds continue to be held by the Borrower, the Borrower shall be deemed to hold them in trust and as agent for the Lender.

(b)          Except for sales or redemptions of Collateral made in accordance with this Agreement and the Control Agreement, the Borrower shall not cause or permit the termination of the Lender’s Security Interest in the Collateral, including, but not limited to, the termination of any public filing or record reflecting the Lender’s Security Interest. Except for the Lien granted to the Custodian pursuant to the Custody Agreement, the Borrower shall not effect, and shall not permit to occur, any assignment, sale, transfer, pledge, redemption or granting of any security interest in, charge over or Lien or encumbrance on the Collateral other than the Lender’s Security Interest (whether through redemption, purchase or otherwise) without the Lender’s prior written consent, and the Borrower shall not cause or permit any Person (other than the Lender or the Custodian) to have or obtain control of the Collateral or file any UCC financing statement in respect thereof; provided, that any assignment, sale, transfer, pledge or redemption of Investee Funds and withdrawals of Cash from the Deposit Account prior to the giving of a Notice of Exclusive Control or the occurrence of a Default or Event of Default under the Credit Agreement, in any case, in the ordinary course of the Borrower’s business, shall be permitted, on written notice to the Lender, unless any such assignment, sale, transfer, pledge, redemption or withdrawal (collectively, the “permitted transactions”) would cause, or result in the occurrence of, a Default. The Borrower shall, in connection with all permitted transactions involving any of the Collateral, deposit or cause to be deposited all Investee Fund Interests, Investment Property, Proceeds and Cash constituting Collateral into the Collateral Account to be Collateral hereunder. Anything to the contrary notwithstanding, any failure of the Borrower so to deposit or cause such Collateral to be deposited to the Collateral Account or any failure of the Custodian so to credit such Collateral shall not impair the Security Interest of the Lender therein and, to the extent such Collateral continues to be held by the Borrower outside the Collateral Account, the Borrower shall be deemed to hold it in trust and as agent for the Lender.

(c)          With respect to any permitted transactions described above or any permitted acquisition of non-Cash assets (subsequent to the date hereof) which shall constitute Collateral, the Borrower will cause its books and records to be amended accordingly, and with respect to any such acquired asset will cause the issuer of the underlying Investee Fund Interest or other Investment Property to register such Collateral in the name or nominee name of the Custodian or, if the Lender has so instructed the Custodian in accordance with the Control Agreement (which may be by delivery of a Notice of Exclusive Control to the Custodian), any name as the Lender may direct. The Borrower shall at all times act in good faith and in a lawful manner with respect to the Collateral and the discharge of its responsibilities hereunder in order to preserve and protect the value of the Collateral and the Lender’s Security Interest in the Collateral as a first and prior (subject only to Liens permitted by Section 6.02 of the Credit Agreement) valid and perfected security interest.

6.           No Future Payments to Investee Funds. With respect to each Investee Fund Interest now owned or hereafter acquired by the Borrower, unless otherwise disclosed in writing to the Lender, the Borrower represents, warrants and covenants that it has made, or at the time of acquisition following the date hereof of any such Investee Fund Interest it will have made, all required capital contributions or payments and there are no further capital call requirements applicable to the Borrower with respect to any Investee Fund Interest owned by Borrower, and the Borrower is not otherwise subject to any assessments in respect of any Investee Fund Interest.

7.           No Fiduciary Relationship; Lender Not Obligated in Respect of Collateral. (a) The Borrower acknowledges that the Lender does not have a fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement. Unless otherwise specifically noted herein, the Lender may, in its sole discretion, give or withhold its consent to any matter as to which its consent is required hereunder. This Agreement does not create a joint venture or partnership among the parties.

(b)         All obligations of the Borrower under or in respect of any item of Collateral or any contract relating thereto (including any Investee Fund Interest) shall be and remain enforceable only against the Borrower and shall not be enforceable against the Lender. Notwithstanding any provision hereof to the contrary, the Borrower shall at all times remain liable to observe and perform all of its duties and obligations under or in respect of each item of Collateral and each contract relating thereto, and the Lender’s exercise of any of its rights with respect to the Collateral shall not release the Borrower from any of such duties and obligations. The Lender shall not be obligated to perform or fulfill the Borrower’s duties or obligations under any item of Collateral (including any Investee Fund Interest) or any contract relating thereto or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

8.           Notices to the Custodian. Upon the Lender’s determination that (i) there has occurred a Default hereunder or a Default or Event of Default under (and as defined in) the Credit Agreement, or (ii) instructions given by the Borrower to the Custodian or any other securities intermediary maintaining any Collateral would, if given effect, result in a Default hereunder or under (and as defined in) this Credit Agreement, and at any time thereafter, Lender shall be entitled to exclusive control of the Collateral as further provided in a Control Agreement, including, but not limited to, the right to deliver to the Custodian (or any other securities intermediary maintaining a Collateral Account) a notice of exclusive control (including a Notice of Exclusive Control (as defined in any Control Agreement)) and to give the Custodian entitlement orders and other instructions with respect to the Collateral and the Collateral Account, including for the disposition of Collateral. Until the determination by the Lender that (i) there has occurred a Default hereunder or a Default or Event of Default under (and as defined in) the Credit Agreement, or (ii) Borrower has given instructions of the type specified in clause (ii) of the preceding sentence, the Lender may not, and may not instruct the Custodian (or such other securities intermediary) to, pledge, repledge, hypothecate, lend, relend, sell or otherwise transfer all or any portion of the Collateral without the consent of the Borrower. Notwithstanding anything to the contrary contained herein, as between the Lender and the Custodian or any other securities intermediary maintaining the Collateral Account, any notice of exclusive control or other instruction or entitlement order given by the Lender shall be binding and conclusive on the Custodian or such securities intermediary. For the avoidance of doubt, solely as between the Lender and the Borrower, Section 2(b) of that certain Control Agreement dated as of the date hereof between the Lender, the Borrower and the Custodian shall not be interpreted as granting the Lender a right to deliver a Notice of Exclusive Control in connection therewith and herewith absent the determinations of the Lender contemplated in this Section 8.

9.            Impairment of Collateral. The Borrower shall promptly notify the Lender as soon as it has knowledge or reasonable belief that the value of any Collateral has been or may be impaired, and the Borrower shall, upon demand by the Lender or as otherwise required by the Credit Agreement, provide additional Collateral or pay Secured Obligations in an amount sufficient to comply with the requirements of the Facility Documents. For the avoidance of doubt, the Lender shall be deemed to have notice, solely for purposes of this Section 9, of any information provided by an Investee Fund with respect to an Investee Fund Interest to the Custodian with respect to ordinary course net asset valuation changes with respect to such Investee Fund.

10.           Expenses. The Borrower shall pay when due or reimburse the Lender on demand for all costs of collection of any of the Secured Obligations and all other out-of-pocket expenses (including, in each case, all reasonable attorneys’ fees and expenses) incurred by the Lender in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Lender’s Security Interest and/or the perfection or priority thereof and/or the preparation, creation, continuance, protection, defense or enforcement of this Agreement or any or all of the Secured Obligations, including, but not limited to, expenses incurred in any litigation or bankruptcy or insolvency proceedings.

11.           Representations, Warranties and Covenants. The Borrower represents, warrants, covenants and agrees, as of the date hereof and as of each Borrowing Date, as follows:

(a)           The Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where failure so to qualify and be in good standing or to be licensed could have a Material Adverse Effect; and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)           The execution, delivery and performance by Borrower of this Agreement and any Control Agreement, and the grant of the security interest contemplated hereby with respect to the Collateral are within its powers, have been duly authorized by all necessary action and do not (i) contravene Borrower’s constitutive documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it or any of its Affiliates is a party or by which any of its properties or assets is bound (other than such consents, if any, required to be received from Investee Funds in connection with any assignment, transfer or pledge contemplated by the Facility Documents), (iii) result in or require the creation or imposition of any Lien upon any property or assets of the Borrower other than Liens permitted by Section 6.02 of the Credit Agreement or (iv) violate any Law (including, but not limited to, the United States Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended from time to time, and the rules and regulations thereunder), order, writ, judgment, injunction, decree, determination or award. Borrower is not in violation of any Law, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for any such violation or breach that would not have a Material Adverse Effect.

(c)           Except for any filings or approvals specifically provided for herein and except such consents, if any, required to be received from Investee Funds in connection with any assignment, transfer or pledge contemplated by the Facility Documents, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any governmental or regulatory authority, body or entity or any other third party (except such as have been obtained or made and are in full force and effect) is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower of this Agreement or any Control Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement or any Control Agreement.

(d)           This Agreement and the Control Agreement of even date herewith have been, and any Control Agreement subsequent to the date hereof will be, duly executed and delivered and are, or, in the case of any Control Agreement entered into subsequent to the date hereof, when executed and delivered, will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(e)           The Borrower is and at all times shall be the sole beneficial owner and holder of the Collateral with the full power and authority to assign and grant the Lender’s Security Interest in the Collateral, and the Lender is and at all times shall be the sole secured party (other than holders of Liens permitted by Section 6.02 of the Credit Agreement) with respect to all Investee Fund Interests, Investment Property, funds, assets and property credited to the Collateral Account.

(f)           Except as permitted by Section 6.02 of the Credit Agreement, the Collateral is and at all times shall be free and clear of any security interest, Lien, charge or other encumbrance in favor of any Person other than the Lender (or the Custodian to the extent provided in the Custody Agreement) and there are and there shall be no adverse claims of any other Person in or to the Collateral.

(g)           Except for sales or redemptions of Collateral permitted by Section 5(b), the Borrower shall not sell or redeem the Collateral or permit any Person (other than the Lender and the Custodian) to control the Collateral and shall at all times keep or cause to be kept full and accurate transactional records relating to the Collateral (including, but not limited to, a record of all payments received and all credits granted with respect to the Collateral and all other permitted dealings with the Collateral).

(h)          Subject to Section 5, all non-Cash and Cash distributions and Proceeds in respect of Collateral shall be directed by the Borrower to and received by the Custodian for credit to the Collateral Account and administered by the Custodian pursuant to the Custody Agreement and the Control Agreement as Collateral for the benefit of the Lender. Except as expressly permitted hereunder, the Borrower will not permit or consent to any revocation or amendment to, or any distributions to the Borrower with respect to, any Investee Fund Interest or Investment Property, without the Lender’s prior written consent, and should the Borrower receive any such distributions, it will immediately deliver the same to the Custodian to be held in the Collateral Account as Collateral hereunder and, pending such turnover, the Borrower shall hold the same in trust for the benefit of the Lender.

(i)           No financing statement, register of mortgages, charges and other encumbrances or similar filing or public record covering the Collateral or any part thereof is or shall be maintained at the registered office of the Borrower or on file in any public office in any jurisdiction unless the same shall be in favor of the Lender. The Borrower agrees that it will, at the request of the Lender, join with the Lender in (i) executing one or more financing statements pursuant to the Applicable UCC naming the Lender as secured party (and the Lender is authorized to file any such financing statement without notice to or the signature of the Borrower to the fullest extent permitted by law), (ii) (A) causing the Collateral to be credited to a securities account or deposit account of the Lender with any securities intermediary or depositary as the Lender shall require, (B) executing a Control Agreement with any securities intermediary or depositary maintaining a Collateral Account, naming the Lender as secured party, and/or (C) causing any third party intermediary holding Collateral to acknowledge in a signed writing that such third party holds such Collateral solely on behalf of, and for the sole benefit of, the Lender as secured party; and/or (iii) executing such other filings, registrations, mortgages or other public records required under the laws of all jurisdictions necessary or appropriate in the Lender’s judgment to perfect or evidence its Security Interest in the Collateral.

(j)           Subject to applicable provisions of the Custody Agreement, and as any Control Agreement may further provide, if the Lender determines that there has occurred a Default hereunder or a Default or Event of Default under (and as defined in) the Credit Agreement, and in any event at any time after the delivery by the Lender of a Notice of Exclusive Control, Lender may vote or consent to actions (or instruct the Custodian with respect thereto) in respect of the Collateral without any notice to, or consent of, the Borrower being required; provided, however, that until the Lender determines that there has occurred a Default hereunder or a Default or Event of Default under (and as defined in) the Credit Agreement, the Borrower shall have the right to vote so long as the Borrower does not vote in any manner inconsistent with the terms of this Agreement, the Credit Agreement and the other Facility Documents. Without limiting the Lender’s right under the Agreement or any Control Agreement to deliver a Notice of Exclusive Control, if the Lender reasonably determines that any such vote by the Borrower is inconsistent, as aforesaid, then the Lender may exercise exclusive control over the Collateral, including but not limited to the delivery to the Custodian of a Notice of Exclusive Control in accordance with any Control Agreement, notwithstanding that no Default may have occurred, and the Borrower’s right to vote hereunder shall be immediately terminated. For the avoidance of doubt, nothing in this provision or elsewhere in the Agreement shall be construed in derogation of any rights that Lender may have under any Control Agreements or otherwise limit its right to exercise “control”, within the meaning of Section 8-106 of the UCC of any Collateral Account.

(k)           The Borrower’s jurisdiction of organization or formation and principal place of business or chief executive office are as set forth in Schedule II; the Borrower’s name as set forth in its signature block below is its full legal name as of the date hereof, and if Borrower had, or was known by, any other name (such as a doing business name) in any jurisdiction in the past five years, such names are set forth in Schedule II; the Borrower will not change its (i) legal name, (ii) form of organization, (iii) jurisdiction of organization, (iv) principal place of business, (v) chief executive office, (vi) location where any Collateral is physically held, or (vii) custodian, bailee or depositary holding any Collateral or maintaining any Collateral Account, without obtaining the Lender’s prior written consent; as of the date of this Agreement, all Collateral is maintained by the Borrower only with Royal Bank of Canada as the Custodian under and pursuant to the Custody Agreement and the Custodian has executed a Control Agreement in favor of the Lender;

(1)           Borrower agrees that if Borrower or any third party shall receive or shall have received, by virtue of Borrower’s ownership of any Collateral, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), promissory note or other instrument in respect of Collateral, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Collateral, (iii) dividends payable in cash or in securities or other property in respect of any Collateral, or (iv) dividends or other distributions in connection with a partial or total liquidation or dissolution of any Collateral or in connection with a reduction of capital, capital surplus or paid-in surplus in respect of any Collateral, Borrower shall receive, or cause any such third party to receive, such stock certificate, promissory note, instrument, option, right, dividend, payment or distribution in trust for the benefit of Lender, shall segregate it, or cause such third party to segregate it, from Borrower’s or such third party’s other property, and shall deliver it, or cause it to be delivered, forthwith to Lender in the exact form received, with any necessary endorsement and/or appropriate stock powers duly executed in blank, to be held by Lender as Collateral and as further collateral security for the Secured Obligations; and

(m)          The Borrower agrees that, from time to time upon the Lender’s written request the Borrower will execute and deliver such further documents and diligently perform such other acts and things in any jurisdiction as the Lender may reasonably request to fully effect the purposes of this Agreement and any Control Agreement or to further assure the validity, enforceability, perfection and first (subject only to Liens permitted by Section 6.02 of the Credit Agreement) priority of the Lender’s Security Interest.

12.           Default. The Borrower shall be in default under this Agreement upon the happening of any of the following events or conditions (each, a “Default”):

(a)           Any warranty, representation or statement made or furnished herein or in the Credit Agreement by the Borrower is incorrect in any material respect when made or deemed to be made;

(b)           Any transfer, sale and encumbrance of all or any portion of the Collateral in violation of this Agreement or the occurrence of any levy, seizure or attachment thereof or thereon;

(c)           The failure of the Lender at any time to have a valid, enforceable first priority (subject only to Liens permitted by Section 6.02 of the Credit Agreement), continuously perfected Security Interest in the Collateral, subject to no other security interest, Lien, charge, encumbrance or adverse claim;

(d)           The breach of any covenant or agreement made by the Borrower herein;

(e)           Reserved; or

(f)           The occurrence of any Default or Event of Default under (and as defined in) the Credit Agreement or the occurrence of any default or event of default on the part of the Borrower under any other agreement (including, but not limited to, any agreement with respect to derivatives) now or hereafter entered into between the Lender and the Borrower.

13.           Remedies.

(a)           Without limiting the Lender’s right to acquire exclusive control of the Collateral as elsewhere provided herein, upon the occurrence and continuation of any Default, the Lender shall have exclusive control of the Collateral, which may include, as any Control Agreement shall provide, the delivery by the Lender to the Custodian of a Notice of Exclusive Control but shall require no notice to or consent of the Borrower. The Lender may, by written notice to the Borrower, declare all of the Secured Obligations or any of them, notwithstanding any provisions thereof, by written notice to the Borrower, immediately due and payable without other demand or notice of any kind and the same thereupon shall immediately become due and payable without other demand or notice; provided that no such notice shall be required with respect to Secured Obligations which by the terms of any Facility Document or other agreement become due and payable upon the occurrence of a Default. Without limiting the rights and remedies of the Lender hereunder or under any Control Agreement or other Facility Document, upon the occurrence of a Default the Lender may exercise from time to time any and all rights and remedies of a secured party under any applicable Law (including, but not limited to, any Applicable UCC) in any jurisdiction where any rights and remedies may be asserted and any and all rights and remedies available to it as a result of this Agreement or any other Facility Document including, but not limited to, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral (including, but not limited to, the right to sell, transfer, pledge or redeem any and all of the Collateral) as if the Lender were the sole and absolute owner thereof (and the Borrower agrees to take all such action as may be appropriate to give effect to such rights).

(b)           Without limiting the generality of the foregoing, the Lender may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by applicable Law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the fullest extent permitted by applicable Law), upon the occurrence and continuation of any Default forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or forthwith sell, redeem, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for Cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by applicable Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived or released to the fullest extent permitted by applicable Law. To the fullest extent permitted by applicable Law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by applicable Law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(c)           The Borrower recognizes that, by reason of certain prohibitions contained in the United States Securities Act of 1933, as amended, and applicable state securities laws, or other laws, or because of certain provisions in the organizational documents of certain Investee Funds or issuers of other Investment Property, the Lender, in the exercise of its rights and remedies upon the occurrence of a Default may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who are not United States persons and/or who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Borrower acknowledges that any such restricted or private sales may be at prices and on terms less favorable to the Borrower than those obtainable through a public sale without such restrictions and agrees that such sales are commercially reasonable. The Borrower further acknowledges that any specific disclaimer of any warranty of title or the like by the Lender, and any disclaimer by the Lender of any representation or warranty as to the business, operations, management, assets, investments or investment strategy of any Investee Fund or the value of any Investee Fund Interest, will not be considered to adversely affect the commercial reasonableness of any sale of Collateral.

(d)           The proceeds of any collection, sale, or other realization of all or any part of the Collateral pursuant hereto shall be applied, first, to the payment of the costs and expenses of such collection, sale or other realization, including fees and expenses of the Lender’s agents and counsel and, thereafter, to any remaining Secured Obligations in such order as the Lender may elect. If the proceeds of sale, collection or other realization of or upon the Collateral are insufficient to cover the costs and expenses of such realization and the payment in full of all other Secured Obligations, the Borrower shall remain liable for any deficiency.

(e)           For the purpose of carrying out the provisions of this Section 13 and taking any action and executing any instruments, endorsements or assignments which the Lender may deem necessary or advisable to accomplish the purposes hereof, the Borrower hereby makes, constitutes and appoints the Lender its attorney-in-fact with full power of substitution, to act in its place and stead, from time to time and at all times, in order to carry out the foregoing. Such appointment is irrevocable and coupled with an interest.

(f)           The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if the Lender exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of such bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral; provided that in the case of any Collateral held by or for the Custodian or credited to a Custody Account, the applicable standard of care shall be no greater than that specified in the Custody Agreement. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties or any other parties obligated on or in respect of the Collateral, to realize on the Collateral at all or in any particular manner or order or to apply any Cash proceeds of Collateral in any particular order of application, except as expressly provided herein.

14.           Binding Effect; Termination All rights of the Lender hereunder shall inure to the benefit of its successors and assigns, and all obligations of the Borrower hereunder shall bind the successors and assigns of the Borrower. When all Secured Obligations shall have been indefeasibly paid in full and the Commitment under the Credit Agreement terminated, this Agreement shall terminate and the Lender shall, at the Borrower’s expense, forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral to or on the order of the Borrower or to such other party as may be entitled thereto.

15.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles which would make the laws of any other jurisdiction applicable to this Agreement other than relevant provisions of any Applicable UCC or other applicable Law that require the application of other Law to the creation, perfection, priority or enforcement of the Lender’s Security Interest.

16.           Submission to Jurisdiction; Waiver of Immunity. (a) For purposes of any suit, action or proceeding involving this Agreement, any Control Agreement or any judgment entered by any court in respect of such suit, action or proceeding, the Borrower expressly submits to the non-exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, The City of New York, New York, and agrees that any order, process or other paper may be served upon the Borrower within or without such court’s jurisdiction by mailing a copy by registered or certified mail, postage prepaid, to the Borrower at the Borrower’s address for notices provided in this Agreement, such service to become effective 30 days after such mailing. The Borrower irrevocably waives any objection it may now or hereafter have to the laying of venue of any suit, action of proceeding arising out of or relating to this Agreement or any Control Agreement brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower hereby irrevocably appoints Persimmon Capital Management, L.P. as its agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding. If for any reason such agent shall cease to be available to act as such, the Borrower agrees to designate a new agent in The City of New York on the same terms and for the purposes of this provision reasonably satisfactory to the Lender. Nothing contained in this Agreement or any other Facility Document shall affect the Lender’s right to serve legal process in any other manner permitted by law or to bring any action or proceeding against the Borrower, the Collateral or any other property of the Borrower in the courts of other jurisdictions.

(b)           To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and each Control Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

17.           Waiver of Jury Trial. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT, ANY CONTROL AGREEMENT OR ANY RELATED INSTRUMENT OR DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER AND AGREE THAT ANY SUCH PROCEEDING SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

18.           No Waiver, Amendments; the Lender’s Consent. (a) No failure on the part of the Lender to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Lender of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of the Lender are cumulative and are not exclusive of any remedies provided by law. All rights and remedies of the Lender may be exercised singly or concurrently, at the Lender’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other. The terms of this Agreement may not be waived, altered or amended except by an instrument in writing duly executed by the Borrower and the Lender.

(b)           No consent or authorization on the part of the Lender with respect to the sale, redemption, purchase or other disposition of any Investee Fund Interest or Investment Property or other asset constituting Collateral that is proposed by the Borrower shall constitute the approval thereof by the Lender for any purpose other than in accordance with the Credit Agreement, nor shall such consent or authorization constitute an opinion, advice, recommendation or endorsement of the Lender with respect to such proposal.

19.           Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing unless otherwise specified herein. Written notices shall be deemed to have been duly given or made (x) five Business Days after being mailed, properly addressed with first class postage prepaid, or (y) upon actual receipt thereof by the receiving party, if delivered by hand, overnight courier or facsimile transmission (and, if received on any day that is not a Business Day or after close of business on a Business Day, at the opening of business of the receiving party on the next succeeding Business Day). Every such notice shall be addressed to the receiving party at its address or facsimile number as set forth below, or at such other address or facsimile number as such party shall have hereafter specified by a written notice to the other party. As of the date hereof, the address and facsimile number of each party is:

(a)          the Borrower:

Persimmon Growth Partners Fund, L.P.
c/o Persimmon GP, LLC
620 West Germantown Pike
Suite 270
Plymouth Meeting, PA 19462
Attention: Gregory Horn
Telephone Number: (877) 502-6840
Facsimile Number: (484) 342-4144

(b)          the Lender:

Royal Bank of Canada
New York Branch
One Liberty Plaza, 3rd Floor
New York, NY 10006
Attention: Walter Borek
Telephone Number: (212) 428-6514
Facsimile Number: (212) 428-2301

20.           Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent provided by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction.

21.           Entire Agreement, Counterparts. This Agreement, together with the Credit Agreement, the Note and any Control Agreements, financing statements or other filings, registrations, instruments and documents contemplated hereby, constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and either of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

22.           Investment Manager. By signing below the Investment Manager represents, warrants and confirms that it is the Investment Manager of the Borrower and has full power and authority to sign this Agreement and agrees to be bound by all provisions hereof applicable to the Investment Manager.

(remainder of this page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the day and year first written above.

PERSIMMON GROWTH PARTNERS FUND, L.P.

By: Persimmon GP, LLC, its General
Partner

By:	/s/ Gregory S. Horn
Name:	Gregory S. Horn
Title:	President

ROYAL BANK OF CANADA

By:	/s/ Philip B. Wisener
Name:	PHILIP B. WISENER
Title:	Managing Director

By:	/s/ D. Bruce Runciman
Name:	D. Bruce Runciman
Title:	Vice President

Agreed and acknowledged,
as of the date hereof

PERSIMMON CAPITAL MANAGEMENT, L.P.,
as [Investment Manager] for Persimmon Growth Partners Fund, L.P.

By:	/s/ Gregory S. Horn
Name:	Gregory S. Horn
Title:	President

PGP LP - Security Agreement 2005-10-26

SCHEDULE I

DESCRIPTION OF COLLATERAL

as of October 27, 2005

CUSTODY ACCOUNTS

Account Name	Number

Persimmon Growth Partners, LP	PGP.

DEPOSIT ACCOUNTS

Account Name	Number

Persimmon Growth Partners, LP	205-185-2

SECONDARY ACCOUNT

Ratable interest of the Borrower in and to the following account: RBC NY BRANCH CUSTODIAL CLEARING FOR UNDISCLOSED CLIENTS, IPBS GL # 120000

PERSIMMON GROWTH PARTNERS FUND, L.P.

By:	/s/ Gregory S. Horn
Name:	Gregory S. Horn
Title:	President

SCHEDULE II

BORROWER’S INFORMATION
[to be completed or provided by Borrower]

Full and correct legal name (as reflected in charter documents and organizing agreements):

Persimmon Growth Partners Fund, L.P.

Prior Names of Borrower, or by which Borrower was known, in the past five years, and any names by which Borrower is currently doing business other than its legal name:

None

Date and jurisdiction of organization or formation:

December 11, 2003 - Delaware

Registered office OUTSIDE the U.S.:

None

Location of each place of business and of chief executive office, if there is more than one place of business:

620 West Germantown Pike
Suite 270
Plymouth Meeting, PA 19462

As of January 28, 2009

Persimmon Growth Partners Fund, L.P.
c/o Persimmon Capital Management, LP
1777 Sentry Parkway West
Gwynedd Hall, Suite 102
Blue Bell, PA 19422
Attention: Gregory S. Horn

Re: Amendment to Committed Credit Facility

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated October 27, 2005 (as amended through the date hereof, the “Credit Agreement”) between Persimmon Growth Partners Fund, L.P. (“Borrower”), and Royal Bank of Canada (“Lender”), pursuant to which Lender makes available to Borrower a committed credit facility, and to the Security Agreement dated October 27, 2005 (as amended through the date hereof, the “Security Agreement”) between Borrower and Lender. Capitalized terms that are not defined herein have the respective meanings given them in the Credit Agreement.

For good and valuable consideration, subject the execution of this amendment letter, with effect from the date hereof:

1.
the amount “US$10,000,000” appearing in the recital on page 1 of the Credit Agreement and in the definition of  “Commitment” in Section 1.01 of the Credit Agreement shall be changed to “US$5,000,000”; and

2.	the amount “US$10,000,000” appearing in the first recital on page 1 of the Security Agreement shall be changed to “US$5,000,000.

Except as expressly amended hereby, the Credit Agreement and the Security Agreement shall each remain unchanged and in full force and effect. By execution of this amendment letter, Borrower represents and warrants to Lender that, on and as of the date hereof, (i) the representations and warranties contained in Article V of the Credit Agreement, after giving effect to this amendment letter, are true and correct, (ii) the representations and warranties contained in Section 11 of the Security Agreement, after giving effect to this amendment letter, are true and correct, and (iii) no Default or Event of Default under the Credit Agreement or Default under the Security Agreement exists or would result from this amendment.

Please indicate agreement to the foregoing by signing this amendment letter and returning it to Lender at One Liberty Plaza –  4th Floor, New York, NY 10006-1404. Attention: AAG Desk Counsel.

Yours truly,
ROYAL BANK OF CANADA

		By:	/s/ Philip B. Wisener
Name:
Title:

		By:	/s/ Walter R. Borek
Name:
Title:

AGREED:
PERSIMMON GROWTH PARTNERS FUND. L.P.
By: Persimmon GP, LLC. its General Partner

By:	/s/ Gregory S. Horn
Name: Gregory S. Horn
Title: President

SECOND AMENDMENT TO SECURITY AGREEMENT

SECOND AMENDMENT TO SECURITY AGREEMENT (this "Amendment"), dated as of August [__], 2010, between PERSIMMON GROWTH PARTNERS FUND, L.P., a limited partnership organized under the laws of Delaware (the "Borrower"), and ROYAL BANK OF CANADA, a Canadian chartered bank (together with its permitted successors and assigns, the "Lender").

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of October 27, 2005, between the Borrower and the Lender (as amended by the amendment letter, dated as of January 28, 2009, the "Credit Agreement"), the Lender agreed, subject to the terms and conditions set forth therein, to provide a credit facility to the Borrower for loans to the Borrower in a maximum aggregate principal amount not exceeding US$5,000,000 at any one time outstanding;

WHEREAS, in connection with the Credit Agreement, the Borrower and the Lender entered into the Security Agreement, dated as of October 27, 2005 (as amended by the amendment letter, dated as of January 28, 2009, the "Security Agreement"), pursuant to which the Borrower, among other things, granted to the Lender a security interest in the Collateral (as defined in the Security Agreement) to secure its obligations under the Credit Agreement;

WHEREAS, the Borrower and the Lender desire to amend the Credit Agreement pursuant to that certain Second Amendment to Credit Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the "Second Amendment") to, among other things, permit the Borrower to register as an "investment company", as defined in the Investment Company Act; and

WHEREAS, in connection with the Second Amendment, the Borrower and the Lender desire to amend the Security Agreement to permit such registration.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Security Agreement or the Credit Agreement, as applicable.

2.           Amendments to Security Agreement.  Subject to Section 3 below and based on the representations and warranties set forth herein, the Security Agreement is hereby amended as follows:

a.           Amendment to Section 5(b).  Section 5(b) of the Security Agreement is amended by inserting the following phrase immediately prior to the period at the end of the second sentence of such Section:

"or a violation of the Investment Company Act"

b.           Amendment to Section 7(a).  Section 7(a) of the Security Agreement is amended by replacing the first sentence in such Section in its entirety with the following:

"The Borrower acknowledges that the Lender does not have a fiduciary or investment advisory relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement."

3.           Effectiveness.  The effectiveness of this Amendment is subject to the fulfillment of each of the following conditions precedent:

a.           The Lender shall have received a counterpart of this Amendment duly executed by the Borrower; and

b.           each of the conditions precedent set forth in Section 4 of the Second Amendment shall have been fulfilled or waived by the Lender.

4.           Effect Of Amendment Upon Credit Documents.

a.           The Security Agreement, as amended hereby, and each of the other Credit Documents shall be and remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.  The execution, delivery and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Lender under the Security Agreement or any other Credit Document.  The modifications herein are limited to the specific instances set forth herein, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Credit Documents, and shall not operate as a consent to any further or other matter under the Credit Documents.

b.           Each reference in the Security Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Security Agreement, and each reference in the other Credit Documents to "the Security Agreement", "thereunder", "therein", "thereof" or words of like import referring to the Security Agreement, shall mean and be a reference to the Security Agreement as amended hereby.

c.           To the extent that any terms and conditions in any of the Credit Documents shall contradict or be in conflict with any terms or conditions of the Security Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Security Agreement as modified or amended hereby.

d.           The security interests granted to the Lender by the Borrower pursuant to the Security Agreement are and shall remain unimpaired, in full force and effect and continue to constitute fully perfected, first priority security interests in the Collateral in favor of the Lender, with the same force, effect and priority in effect both immediately prior to and after entering into this Amendment.  To the extent that any other Credit Document purports to assign or pledge to the Lender a Lien on any Collateral as security for the Obligations of the Borrower, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.

5.           Representations And Warranties.  the Borrower hereby represents and warrants to the Lender as follows:

a.           This Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

b.           The representations and warranties set forth herein and, except as amended pursuant to this Amendment, in the Security Agreement, are true and correct in all material respects (except where any such representation and warranty is already subject to a materiality standard, in which case such representation and warranty is true and correct in all respects) on and as of the date hereof (other than any such representations and warranties that, by their terms, are specifically made as of a date other than the date hereof).

6.           Amendment as Credit Document.  the Borrower hereby acknowledges and agrees that this Amendment constitutes a "Credit Document" under the Credit Agreement.

7.           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

8.           Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.           GOVERNING LAW; CHOICE OF VENUE; WAIVER OF JURY TRIAL AND NOTICES.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE CHOICE OF LAW AND VENUE PROVISIONS SET FORTH IN THE SECURITY AGREEMENT, AND SHALL BE SUBJECT TO THE JURY TRIAL WAIVER AND NOTICE PROVISIONS OF THE SECURITY AGREEMENT.

10.           Entire Agreement.  This Amendment and all other instruments, agreements and documentation executed and delivered in connection with this Amendment embody the final, entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties.  There are no oral agreements among the parties relating to the subject matter hereof or any other subject matter relating to this Amendment.

11.           Severability.  Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remaining provisions of this Amendment and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

12.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lender and each of their respective permitted successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

PERSIMMON GROWTH PARTNERS FUND, L.P. By: Persimmon GP, LLC, its General Partner By: __________________________ Name: ________________________ Title: _________________________

ROYAL BANK OF CANADA

By: __________________________
Name: ________________________
Title: _________________________

By: __________________________
Name: ________________________
Title: _________________________

Agreed and acknowledged
as of the date hereof:

PERSIMMON CAPITAL MANAGEMENT, L.P.,
as Investment Manager for
Persimmon Growth Partners Fund, L.P.

By: __________________________
Name: ________________________
Title: _________________________